Exhibit 99.2

News Release

For Immediate Release June 18, 2019	Contact:	Michael Russell	(419) 627-2233

CEDAR FAIR ANNOUNCES OFFERING OF $500 MILLION SENIOR UNSECURED NOTES

SANDUSKY, OHIO, June 18, 2019 /PRNewswire/ — Cedar Fair, L.P. (NYSE: FUN) (the “Company” or “Cedar Fair”) today announced that it, together with its wholly owned subsidiaries Magnum Management Corporation (“Magnum”), Canada’s Wonderland Company (“Cedar Canada”) and Millennium Operations LLC (“Millennium” and, together with Magnum and Cedar Canada, the “Co-Issuers”), intends to commence a private offering of $500 million aggregate principal amount of senior unsecured notes due 2029 (the “Notes”). Obligations under the Notes will be guaranteed by the Company’s wholly-owned subsidiaries that guarantee its senior secured credit facilities (other than the Co-Issuers).

The Company intends to use the net proceeds of the offering for the proposed acquisition of Schlitterbahn Waterpark and Resort New Braunfels and Schlitterbahn Waterpark Galveston, the purchase of the land upon which California’s Great America amusement park is located, the payment of fees and expenses related to those transactions and the offering and for general corporate purposes and repayment of a portion of the Company’s senior secured revolving credit facility. Completion of the offering is subject to, among other things, pricing and market conditions.

The Notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The initial issuance and sale of the Notes will not be registered under the Securities Act and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259    419-627-2233

About Cedar Fair

Cedar Fair, one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive and memorable experiences, the Company owns and operates 11 amusement parks, including its flagship park, Cedar Point, along with two outdoor water parks, one indoor water park and four hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan and Toronto, Ontario.

Forward-Looking Statements

Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. You can identify forward-looking statements because they contain words such as “believes,” “project,” “might,” “expects,” “could,” “propose,” “would,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements are subject to risks and uncertainties that may change at any time and, therefore, our actual results may differ materially from those that we expected. While we believe that the expectations reflected in such forward-looking statements are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K for the year ended December 31, 2018, and in the filings of the Company made from time to time with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259    419-627-2233